EXHIBIT 4.9

MODIFICATION AGREEMENT

     THIS MODIFICATION AGREEMENT (“AGREEMENT”) is made as of this 11th day of February, 2002 by and among Bank of America, N.A., a national banking association (the “LENDER”) and Halifax Corporation, a corporation organized under the laws of the Commonwealth of Virginia (the “BORROWER”).

RECITALS

     WHEREAS, on December 8, 2000, the LENDER extended to the BORROWER a loan in the maximum principal amount of Eight Million Dollars ($8,000,000.00)(the “LOAN”), which was evidenced by that certain Revolving Credit Promissory Note (“NOTE”) of same date executed by the BORROWER and delivered to the LENDER in the maximum principal amount of the LOAN;

     WHEREAS, repayment of the LOAN is secured by certain assets of the BORROWER, including, but not limited to, all accounts and intangibles, pursuant to the terms of a Financing and Security Agreement dated December 8, 2000, as amended pursuant to the terms of a First Amendment to Financing and Security Agreement dated September 30, 2001 (collectively, the “LOAN AGREEMENT”);

     WHEREAS, the LOAN is in default in that, among other things, the BORROWER is in violation of a number of the financial covenants contained in the LOAN AGREEMENT;

     WHEREAS, the BORROWER has requested the LENDER to waive all defaults existing as of December 31, 2001 and to extend the maturity date of the LOAN, and the LENDER has agreed to such provided that the BORROWER agrees to the below terms and conditions; and

     WHEREAS, the NOTE, LOAN AGREEMENT and this AGREEMENT, together with all other documents or writings evidencing or securing the LOAN, are collectively referred to hereinafter as the “LOAN DOCUMENTS.” Unless otherwise defined herein, capitalized terms used in this AGREEMENT shall have the definitions ascribed to such terms in the LOAN DOCUMENTS.

     NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Acknowledgment Of Obligations. The BORROWER acknowledges that: (a) all of the above Recitals are true and correct; (b) the LOAN DOCUMENTS are the valid and binding obligations of the BORROWER, and are fully enforceable in accordance with their stated terms; (c) the LENDER has the right to exercise all of its default rights and remedies and (d) the obligations of the BORROWER under the LOAN DOCUMENTS are not subject to any set-off, defense or counterclaim or right of recoupment.

     2.     Acknowledgment Of Amounts Due Under LOAN DOCUMENTS. The BORROWER acknowledges and agrees that the amounts which are outstanding under the LOAN as of February 8, 2002 are as follows:

Principal	$5,622,438.00
Interest	6,881.84

Total	$5,629,319.84

Furthermore, the BORROWER is also obligated to reimburse the LENDER for all attorneys’ fees and expenses it has incurred and will incur in the future, including, but not limited to, all attorneys’ fees and expenses incurred in preparing this AGREEMENT and in enforcing the LENDER’S rights under the LOAN DOCUMENTS.

     3.     Representations And Warranties Of BORROWER. To induce the LENDER to enter into this AGREEMENT and to provide the BORROWER with the accommodations described herein, the BORROWER makes the representations and warranties set forth below and acknowledges the LENDER’S justifiable right to rely upon these representations and warranties.

          a.     No Material Adverse Changes. As of the date hereof, there have been no material adverse changes in the finances or operations of the BORROWER since the date of the most recent financial statement submitted by the BORROWER to the LENDER.

          b.     No Litigation. Except as disclosed on Schedule 3(b) or as set forth in financial statements previously provided to the LENDER or public filings made with the United States Securities and Exchange Commission, there is no action, suit, investigation, or proceeding pending or, in the knowledge of the BORROWER, threatened against the BORROWER, any collateral for the LOAN or any other assets of the BORROWER. In the event that, subsequent to the execution and delivery of this AGREEMENT, the BORROWER receives notice of, or otherwise acquires knowledge of, any such suit, investigation, or proceeding, it shall immediately disclose the same to the LENDER in writing.

          c.     Organization; Good Standing; Authorization. The BORROWER: (1) has the power to enter into this AGREEMENT and all other loan documents required to be executed by the BORROWER and has the power to perform all of their obligations hereunder and thereunder; (2) has duly authorized the entry into and performance of this AGREEMENT and all other loan documents required to be executed by the BORROWER; and (3) is in good standing in the state of its organization, and is in good standing and qualified in all other states in which such qualification is required. Attached hereto as Exhibit “A” is a resolution of the BORROWER authorizing the execution of this AGREEMENT.

          d.     Valid, Binding And Enforceable. This AGREEMENT and all of the other LOAN DOCUMENTS to which the BORROWER is a party constitute the valid and binding obligations of the BORROWER and are fully enforceable in accordance with their terms.

          e.     No Violation. The BORROWER’S entry into this AGREEMENT will not violate any agreements to which it is a party or by which any of its property is bound.

          f.     Confirmation of Previous Representations. The BORROWER affirms all of the representations previously made in the LOAN AGREEMENT as if made on the date hereof.

          g.     Corporate Documents. The BORROWER confirms that, except as provided in Schedule 3(g), there have been no changes or amendments to the organizational documents of the BORROWER provided to the LENDER at the closing on December 8, 2000.

     4.     Maturity. The LOAN shall be fully due and payable on January 2, 2003.

     5.     Reduction in Availability. The maximum availability under the NOTE shall be reduced to Six Million Three Hundred Thousand Dollars ($6,300,000.00). All references in the LOAN DOCUMENTS to Eight Million Dollars ($8,000,000.00) as signifying the maximum availability under any of the LOAN DOCUMENTS shall be reduced to Six Million Three Hundred Thousand Dollars ($6,300,000.00).

     6.     Payment of Interest. The BORROWER shall make all payments of interest as agreed under the LOAN DOCUMENTS.

     7.     Interest Rate. Interest shall continue to accrue on the unpaid principal amount of the debt outstanding from the date hereof until May 1, 2002 at the Prime Rate plus two percent (2%) per annum. Interest shall continue to accrue on the unpaid principal amount of the debt outstanding from May 2, 2002 until the LOAN is paid in full at the Prime Rate plus three percent (3%) per annum. The Post-Default Rate of interest shall be increased to the Prime Rate plus six percent (6%).

     8.     Advances. Absent an EVENT OF DEFAULT (as defined below), the LENDER shall continue to make advances pursuant to the terms of the LOAN AGREEMENT as amended herein.

     9.     Waiver. The BORROWER represents and warrants that attached hereto as Exhibit “B” is a list of all of the defaults existing under the LOAN DOCUMENTS to its knowledge as of December 31, 2001. The LENDER waives all defaults listed on Exhibit “B.” However, this waiver shall not obligate the LENDER to grant any similar waivers in the future, and the LENDER has no intention to grant any future waivers. Furthermore, no defaults existing subsequent to December 31, 2001 are waived, and LENDER reserves all of its rights and remedies under the LOAN DOCUMENTS with respect thereto.

     10.     Amendment to LOAN AGREEMENT.

          (a)  Section 3.2 of the LOAN AGREEMENT is amended by deleting all of the words following “(a)” on line 2 thereof until immediately prior to “(b)”, and inserting in its place the following: “all of the personal property of the Borrower, wherever located, and now or hereafter acquired, including, but not limited to: Accounts, Chattel Paper, Inventory, Equipment, Instruments (including Promissory Notes), Investment Property, Documents, Deposit Accounts, Letter-of-Credit Rights, General Intangibles and Supporting Obligations, as such terms are defined under the Uniform Commercial Code of the Commonwealth of Virginia as of the date hereof”;

          (b)  Section 2.1.4 of the LOAN AGREEMENT is amended by deleting the words “monthly” on line one (1) thereof and inserting in its place the words “twice each month, (once on the first(1st) day of the month and once on the fifteenth (15th) day of the month),”; and

          (c)  Section 2.2 of the LOAN AGREEMENT is deleted. The intent is that the BORROWER shall have no right to have letters of credit issued by the LENDER after the date hereof.

     11.     Government Contracts. Within fifteen (15) days of the date of closing, and at all times thereafter, the BORROWER shall submit to the LENDER copies of all federal government contracts with a contract value in excess of Two Hundred Thousand Dollars ($200,000.00), together with copies of all documents novating, amending, modifying or supplementing in any way any such federal government contract of the BORROWER, and shall immediately execute and deliver to the LENDER such documents and agreements as the LENDER may request in order to ensure that all such contracts have been assigned to the LENDER in compliance with the provisions of the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 203 et seq.).

     12.     Receivables. The BORROWER shall provide to the LENDER within ten (10) days of the date of closing a list of all current receivables with names of debtors, addresses and amounts.

     13.     Collateral Disclosure List. The BORROWER shall deliver to the LENDER a Collateral Disclosure List, as provided for in Section 3.3 of the LOAN AGREEMENT, showing the specific location of the collateral, within ten (10) days of the date of closing.

     14.     Fee. In consideration of the LENDER’S agreement to waive defaults and extend the LOAN, as set forth herein, the BORROWER shall pay to the LENDER a loan fee in the amount of Sixty Thousand Dollars ($60,000.00) (“FEE”), which FEE shall be deemed earned upon the signing of this AGREEMENT. The FEE shall be paid by the BORROWER to the LENDER as follows: (a) Twenty Thousand Dollars ($20,000.00) at the closing on this AGREEMENT; and (b) Forty Thousand Dollars ($40,000.00) on May 1, 2002, unless by such date, the LOAN has been paid in full, in which case this portion of the FEE shall be waived.

     15.     Events of Default. The following shall constitute an EVENT OF DEFAULT under this AGREEMENT and under the LOAN DOCUMENTS, entitling the LENDER to exercise all of its default rights and remedies, including, but not limited to, imposing the Post-Default Rate:

          (a)  any event of default under any of the LOAN DOCUMENTS;

          (b)  the failure of the BORROWER to comply with, or the breach by the BORROWER of, any of the provisions hereof;

          (c)  if any representation or warranty made herein is not true and accurate when made;

          (d)  the entry of a judgment exceeding Fifty Thousand Dollars ($50,000.00) (and not disclosed on Schedule 3(b))against the BORROWER or the attachment of any of its assets;

          (e)  the recordation of any federal, state or local tax lien against the BORROWER;

          (f)  if the BORROWER is not actively operating the business.

All cure periods provided for in the LOAN DOCUMENTS, if any, are hereby deleted.

     16.     Taxes. The BORROWER represents and warrants to the LENDER that: (a) as of the date of this AGREEMENT, the BORROWER is current in its tax payments to the Internal Revenue Service, the Commonwealth of Virginia, and all other taxing authorities (“TAXING AUTHORITIES”) with respect to all forms and taxes including, without limitation, federal and state income taxes, federal and state withholding taxes, state personal property taxes and county real estate taxes; and (b) that during the pendency of this AGREEMENT, the BORROWER shall make all payments which the BORROWER is required to make to the TAXING AUTHORITIES with respect to all forms of taxes, when and as said payments are due.

     17.     No Further Extension. The BORROWER acknowledges and agrees that the LENDER has not made any promise, written or oral, to forbear from the exercise of its rights, or to provide any financing other than as set forth in the LOAN DOCUMENTS.

     18.     Authorization to Execute Financing Statements. The LENDER is hereby authorized to execute any and all financing statements deemed necessary by the LENDER to implement the provisions of this AGREEMENT.

     19.     No Novation; No Refinance; No Adverse Effect On Liens. The parties hereto do not intend that a novation of the LOAN or any of the LOAN DOCUMENTS shall be created or effected by the modification of any of the LOAN DOCUMENTS, as described herein. The parties hereto do not intend that the execution of this AGREEMENT, or the amendments, modifications and/or restatements to be made to the LOAN DOCUMENTS, as described herein, shall: (a) constitute a refinance of the LOANS; or (b) affect or impair the validity, enforceability, or priority of any of the liens or security interests imposed by or granted in the LOAN DOCUMENTS.

     20.     Landlord Subordinations. The BORROWER shall use its best efforts to have executed and returned to the LENDER the Lessor’s Acknowledgement and Agreement forms which were mailed by the BORROWER to the BORROWER’S various lessors in or about November 2000.

     21.     Other Terms; Confirmation Of Obligations. Other than the foregoing, all other terms and conditions of the LOAN DOCUMENTS shall remain in full force and effect and are incorporated herein by reference. The BORROWER acknowledges, ratifies and confirms its obligations under the LOAN DOCUMENTS. The BORROWER further acknowledges, ratifies and confirms that it shall remain absolutely and unconditionally obligated to pay the LENDER all present and future indebtedness that is owed to the LENDER under the LOAN DOCUMENTS in the manner provided therein, notwithstanding the LENDER’S execution of this AGREEMENT and any documents to be executed pursuant to this AGREEMENT, and notwithstanding the various agreements the LENDER has set forth herein and therein. The BORROWER acknowledges and agrees that the collateral is and shall remain in all respects subject to the liens and security interests created by, and the legal operation and effect of, the LOAN AGREEMENT and the other LOAN DOCUMENTS, and nothing contained herein, and nothing done pursuant hereto, shall affect or be construed to affect the liens and security interests created by, or the legal operation and effect of, the LOAN AGREEMENT and the other LOAN DOCUMENTS, or the priority thereof over other liens, charges, encumbrances or conveyances, or to release or affect the liability of any party or parties who may now or hereafter be liable under the other LOAN DOCUMENTS.

     22.     Inconsistencies. To the extent that any of the provisions of this AGREEMENT are inconsistent with any of the provisions of the other LOAN DOCUMENTS, the provisions of this AGREEMENT shall control.

     23.     Notices. Any notice required or permitted by or in connection with this AGREEMENT or any other LOAN DOCUMENT, without implying any obligation to provide any such notice, shall be made in writing to the appropriate addresses set forth below or to such other addresses as may be hereafter specified by written notice by the LENDER or the BORROWER. Any such notice shall be deemed to be effective one (1) day after dispatch if sent by telegram, mailgram, Purolator delivery, Airborne, Express Mail or Federal Express. Notwithstanding the foregoing, all notices shall be considered to be effective immediately if accomplished by hand delivery or facsimile.

If to the LENDER:

Bank of America Strategic Solutions, Inc. NC1-001-13-15 101 North Tryon street Charlotte, NC 28255 Attn: Alice Byrd, Portfolio Officer Fax: (704)386-3938

With a copy to:

Louis J Ebert, Esquire Gebhardt & Smith LLP 9 World Trade Center 401 East Pratt Street Baltimore, Maryland 21202 Fax: (410) 385-5119

If to the BORROWER:

Halifax Corporation 5250 Cherokee Avenue Alexandria, Virginia 22302 Attn.: Chief Financial Officer Fax: (703)658-2478

     24 Miscellaneous.

          a) Incorporation. The terms and conditions of the other LOAN DOCUMENTS to which the BORROWER is a party are incorporated herein by reference and made a part hereof as if fully set forth herein. All references in the LOAN DOCUMENTS to any other LOAN DOCUMENT shall mean that LOAN DOCUMENT, as modified herein. In the event of any inconsistency between this AGREEMENT and any other LOAN DOCUMENT, the provisions of this AGREEMENT shall prevail.

          b) Integration. This AGREEMENT and the other LOAN DOCUMENTS constitute the entire agreement between the LENDER and the BORROWER with respect to the subject matter hereof, and any term or condition not expressed in this AGREEMENT or the other LOAN DOCUMENTS does not constitute a part of the agreement of the LENDER and the BORROWER with respect to such subject matter.

          c) Severability. If any provision or part of any provision of this AGREEMENT shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this AGREEMENT and this AGREEMENT shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

          d) Number, Gender, And Captions. As used herein, the singular shall include the plural and the plural may refer to only the singular. The use of any gender shall be applicable to all genders. The captions contained herein are for purposes of convenience only and are not a part of this AGREEMENT.

          e) Further Assurances. As part of this AGREEMENT, and in consideration for the agreements of the LENDER as set forth therein, the BORROWER agrees to execute and deliver to the LENDER such other and further documents as may, from time to time, in the sole opinion of the LENDER and the LENDER’S counsel, be necessary or appropriate to carry out the terms and conditions of this AGREEMENT and the LOAN DOCUMENTS.

          f) Waivers. No failure or delay by the LENDER in the exercise or enforcement of any of its rights under any LOAN DOCUMENT shall be a waiver of such right or remedy nor shall a single or partial exercise or enforcement thereof preclude any other or further exercise or enforcement thereof or the exercise or enforcement of an other right or remedy. The LENDER may at any time or from time to time waive all or any rights under this AGREEMENT or the other LOAN DOCUMENTS, but any such waiver must be specific and in writing and no such waiver shall constitute, unless specifically so expressed by the LENDER in writing, a future waiver of performance or exact performance by the BORROWER. No notice to or demand upon the BORROWER in any instance shall entitle the BORROWER to any other or further notice or demand in the same, similar or other circumstance.

          g) Choice Of Law. The laws of the Commonwealth of Virginia (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this AGREEMENT and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this AGREEMENT and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this AGREEMENT or which occurred or were to occur as a direct or indirect result of this AGREEMENT having been executed. Furthermore, the laws of the Commonwealth of Virginia (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to all of the LOAN DOCUMENTS and the rights and obligations of the parties thereto, including the validity, construction, interpretation, and enforceability of the LOAN DOCUMENTS.

          h) Consent To Jurisdiction; Agreement As To Venue. The BORROWER irrevocably consents to the non-exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States District Court for the District of Virginia (Eastern District), if a basis for federal jurisdiction exists. The BORROWER agrees that venue shall be proper in any circuit court of the Commonwealth of Virginia selected by the LENDER or in the United States District Court for the District of Virginia (Eastern District)if a basis for federal jurisdiction exists and waives any right to object to the maintenance of a suit in any of the state or federal courts of the Commonwealth of Virginia on the basis of improper venue or of inconvenience of forum.

          i) Actions Against Lender. Except as provided below, any action brought by the BORROWER against the LENDER which is based, directly or indirectly, on this AGREEMENT or any matter in or related to this AGREEMENT, including but not limited to the making and/or extension and modification of the LOAN DOCUMENTS, the LOAN or the administration or collection of the LOAN, shall be brought only in the courts of the Commonwealth of Virginia. The BORROWER may not file a counterclaim against the LENDER in a suit brought by the LENDER against the BORROWER in a state other than the Commonwealth of Virginia unless, under the rules of procedure of the court in which the LENDER brought the action, the counterclaim is mandatory, and not merely permissive, and will be considered waived unless filed as a counterclaim in the action instituted by the LENDER. The BORROWER agrees that any forum other than the Commonwealth of Virginia is an inconvenient forum and that a suit brought by the BORROWER against the LENDER in a court of any state other than the

Commonwealth of Virginia should be forthwith dismissed or transferred to a court located in the Commonwealth of Virginia by that court.

          j) Binding Effect; No Oral Modification. This AGREEMENT shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, successors and assigns. This AGREEMENT may not be altered, modified or amended unless such alteration, modification or amendment is in writing and executed by the LENDER.

          k) Time. Time is of the essence with respect to all of the obligations of the BORROWER under this AGREEMENT and the other LOAN DOCUMENTS.

          l) Costs Of Transaction. All costs of the transactions contemplated by this AGREEMENT, including, without limitation all attorneys’ fees and expenses incurred by the LENDER, shall be the obligation of the BORROWER, regardless of whether such costs are incurred before or after the execution and delivery of this AGREEMENT. All such costs shall be paid on demand.

     25 General Release; Waiver. As part of the agreement set forth herein, and in consideration of the same, the BORROWER hereby releases the LENDER and all of the LENDER’S past, present and future directors, officers, employees, agents and attorneys, subsidiaries and other affiliated entities and their respective successors and assigns (“LENDER RELEASEES”) from any and all claims, causes of action, demands, obligations, suits and damages (including claims for attorneys’ fees), arising at law or in equity, whether in contract or tort, whether accrued or not accrued, whether known or unknown, which the BORROWER ever had or now has against the LENDER RELEASEES arising up to and including the date hereof. This is a full and final general release of all claims of every nature and kind whatsoever arising from or connected in any way to any event, act, occurrence or omission prior to the effective date of this release.

     26 Waiver Of Jury Trial. The parties hereto agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party to this AGREEMENT, or any of their successors or assigns, on or with respect to this AGREEMENT or any other LOAN DOCUMENT or which in any way relates, directly or indirectly, to the obligations of the BORROWER to the LENDER under the LOAN DOCUMENTS, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDINGS. The parties acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that the parties would not enter into this AGREEMENT if this provision, or any other provision of this AGREEMENT, were not contained herein.

     27 Counterparts. This AGREEMENT may be executed in counterparts, each of which, when executed, shall be deemed an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this AGREEMENT as of the date first above written with the specific intention of creating a document under seal.

WITNESS/ATTEST:	THE BORROWER:

HALIFAX CORPORATION

____________________________________	By:	_____________________________ (SEAL) Name: ________________________ Title: _________________________

THE LENDER:

BANK OF AMERICA, N.A., a national banking association

____________________________________	By:	_____________________________ (SEAL) Name: ________________________ Title: _________________________